Exhibit 99

CBS CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Adjusted OIBDA of $667 Million Up 17%; Reported OIBDA of $750 Million Up 33%

Adjusted Diluted EPS of $.35 Up 40%; Reported Diluted EPS of $.46 Up 53%

Year-to-Date Free Cash Flow of $1.4 Billion Up 165%

New York, New York, November 4, 2010 — CBS Corporation (NYSE: CBS.A and CBS) today reported results for the third quarter ended September 30, 2010.

“CBS’s extraordinary performance this year continued in the third quarter,” said Sumner Redstone, Executive Chairman, CBS Corporation.  “We are a Company focused on producing and distributing the best content, and today’s financial results once again reinforce the wisdom of that strategy.  CBS’s ongoing strength is due to the hard work and business acumen of its management team, and our industry-leading content positions us for continued success for a long, long time.”

“CBS’s strong momentum continues to grow across our businesses,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation.  “Just as we saw last year, each quarter in 2010 is delivering higher profits than the quarter before.  The operating environment continues to improve, and we are reaping the benefits of our lower cost structure, with margins that are approaching pre-recession levels.  Plus, our content continues to flourish.  In the first five weeks of the fall television season, we were number one in every key demo — a milestone that has only been achieved two other times since People Meters were introduced in 1987, and for the first time since 1997.  All of our freshman shows are off to a very strong start, which sets us up for future growth through retransmission consent fees, domestic and international syndication, and the many new opportunities we’re seeing to monetize our leading content on emerging platforms.  Meanwhile, the broadcast advertising marketplace remains strong both nationally and locally, with robust pacing increases across the board.  As we close out the year, we believe that the fourth quarter will continue the trend of improving upon the quarter before it.  And with the substantial free cash flow we consistently produce, we’ll keep investing in our businesses and returning value to shareholders while maintaining our discipline on expenses.  We see a strong finish to 2010 and a very bright future ahead.”

Third Quarter 2010 Results

Revenues were $3.30 billion for the third quarter of 2010 versus $3.35 billion for the same quarter last year, when the company benefited from first-cycle domestic syndication sales of five major titles.  Underlying revenue growth, driven by 10% growth in advertising and 15% growth in affiliate and subscription fees, was more than offset by the absence of these sales, resulting in a 2% decline in revenues during the quarter.

Adjusted operating income before depreciation and amortization (“OIBDA”) increased 17% to $667.4 million for the third quarter of 2010 from $569.3 million for the same prior-year period, led by increases of 49% at Local Broadcasting, 136% at Outdoor and 33% at Cable Networks.  This growth was achieved due in part to a shift in the revenue mix, with the increase in higher margin advertising revenues more than offsetting the absence of profits from the aforementioned 2009 first-cycle domestic syndication sales.  OIBDA for this year’s third quarter also benefited from the Company’s lower overall cost structure.  The adjusted OIBDA margin of 20% for the third quarter of 2010 increased three percentage points from both the second quarter of 2010 and the same prior-year period.

Adjusted net earnings of $245.2 million for the third quarter of 2010 increased 42% from $172.3 million for the same quarter last year, and adjusted diluted earnings per share of $.35 increased 40% from $.25.

Adjusted results for the third quarter of 2010 exclude a favorable settlement relating to previously disposed businesses of $90.2 million, a pre-tax gain on a disposition of $7.6 million, benefits from discrete tax items of $18.2 million and restructuring charges of $7.2 million.  Adjusted results for the third quarter of 2009 exclude a favorable settlement relating to a previously disposed business of $28.0 million, benefits from discrete tax items of $41.6 million and a pre-tax non-cash impairment charge of $31.7 million ($23.1 million, net of tax).  Together, these items added $.11 and $.05 to diluted earnings per share for the third quarter of 2010 and 2009, respectively. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Reported OIBDA for the third quarter of 2010 increased 33% to $750.4 million from $565.6 million for the same quarter last year, and reported operating income increased 46% to $611.2 million from $418.2 million.  Reported net earnings of $317.3 million for the third quarter of 2010 were up 53% from $207.6 million for the same time last year, and reported net earnings per diluted share of $.46 were up 53% from $.30.

Free cash flow for the third quarter of 2010 was $259.6 million compared with a net cash outflow of $23.6 million for the third quarter of 2009, principally reflecting higher revenues from advertising and affiliate and subscription fees.

Nine Months 2010 Results

Revenues of $10.16 billion for the first nine months of 2010 increased 7% from the same prior-year period, led by increases of 17% at Local Broadcasting, 4% at Entertainment, 11% at Cable Networks and 6% at Outdoor.  Total advertising sales were up 12% for the first nine months of 2010, which included the 2010 telecast of Super Bowl XLIV on the CBS Television Network and growth in political advertising sales.  Affiliate and subscription fees were up 13%, while content licensing and distribution revenues declined by 8%, primarily reflecting the absence of the prior-year period’s first-cycle domestic syndication sales of five major titles.

Adjusted OIBDA was $1.60 billion for the first nine months of 2010, up 31% from $1.22 billion for the same prior-year period, driven by the aforementioned growth in advertising revenues and affiliate and subscription fees, partially offset by lower domestic syndication sales and higher sports programming costs, largely attributable to Super Bowl XLIV.  The adjusted OIBDA margin of 16% for the first nine months of 2010 increased three percentage points from the same prior-year period, driven by significant improvement in Local Broadcasting, Outdoor and Cable Networks.

Adjusted net earnings of $453.3 million for the first nine months of 2010 increased $258.5 million from $194.8 million for the same prior-year period, and adjusted diluted earnings per share were $.65, up from $.29.

Adjusted results for the first nine months of 2010 exclude a favorable settlement relating to previously disposed businesses of $90.2 million, a pre-tax gain on a disposition of $7.6 million, restructuring charges of $66.0 million, a pre-tax loss on early extinguishment of debt of $37.9 million and a net provision from discrete tax items of $7.7 million.  Adjusted results for the first nine months of 2009 exclude a favorable settlement relating to a previously disposed business of $28.0 million, a net benefit from discrete tax items of $3.1 million, restructuring charges of $9.6 million, a pre-tax loss on early extinguishment of debt of $29.8 million and a pre-tax non-cash impairment charge of $31.7 million ($23.1 million, net of tax).  Together, these items reduced diluted earnings per share for the first nine months of 2010 and 2009 by $.01 and $.04, respectively.  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Reported OIBDA for the first nine months of 2010 increased 35% to $1.62 billion from $1.20 billion for the same prior-year period and reported operating income increased 56% to $1.20 billion from $767.9 million.  Reported net earnings of $441.2 million for the first nine months of 2010 increased $273.5 million from net earnings of $167.7 million for the same period last year, and reported net earnings per diluted share were $.64, up from $.25.

Free cash flow for the first nine months of 2010 increased 165% to $1.41 billion from $532.4 million for the same prior-year period, principally reflecting higher revenues from advertising and affiliate and subscription fees.

Balance Sheet and Liquidity

At September 30, 2010, the Company’s cash balance was $1.07 billion, an increase of $355.3 million from $716.7 million at December 31, 2009.  On October 8, 2010, the Company issued $300.0 million of 4.30% senior notes due 2021 and $300.0 million of 5.90% senior notes due 2040 and used the net proceeds to repurchase, through a tender offer, $55.1 million of its 8.625% debentures due 2012 and $194.9 million of its 5.625% senior notes due 2012.  The Company will also use the net proceeds to redeem, on November 5, 2010, its $335.0 million of 7.25% senior notes due 2051.  Additionally, on November 2, 2010, the Company called for the redemption on December 29, 2010 of its $543.9 million of 6.625% senior notes due 2011.  These actions, along with the debt activity during the first half of 2010, are expected to result in annualized net interest expense savings of approximately $90 million.

Consolidated and Segment Results

The tables below present the Company’s revenues by segment and type and its adjusted OIBDA and operating income by segment for the three and nine months ended September 30, 2010 and 2009 (dollars in millions).  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

		Three Months Ended September 30,	Nine Months Ended September 30,
Revenues by Segment	2010	2009	2010	2009
Entertainment	$1,616.9	$1,828.3	$5,370.1	$5,161.4
Cable Networks	370.0	331.1	1,106.8	1,000.1
Publishing	217.7	230.4	559.1	573.5
Content Group	2,204.6	2,389.8	7,036.0	6,735.0
Local Broadcasting	677.3	589.8	1,961.0	1,679.7
Outdoor	459.7	424.9	1,308.2	1,238.9
Local Group	1,137.0	1,014.7	3,269.2	2,918.6
Eliminations	(44.1)	(54.5)	(145.8)	(137.4)
Total Revenues	$3,297.5	$3,350.0	$10,159.4	$9,516.2

		Three Months Ended September 30,	Nine Months Ended September 30,
Revenues by Type	2010	2009	2010	2009
Advertising	$1,991.3	$1,805.2	$6,529.7	$5,819.9
Content licensing and distribution	828.2	1,117.9	2,275.5	2,462.3
Affiliate and subscription fees	408.2	355.9	1,172.2	1,040.0
Other	69.8	71.0	182.0	194.0
Total Revenues	$3,297.5	$3,350.0	$10,159.4	$9,516.2

		Three Months Ended September 30,	Nine Months Ended September 30,
Adjusted OIBDA	2010	2009	2010	2009
Entertainment	$277.9	$324.5	$645.3	$684.5
Cable Networks	170.5	127.9	400.7	308.2
Publishing	31.2	28.4	51.7	38.8
Content Group	479.6	480.8	1,097.7	1,031.5
Local Broadcasting	195.1	130.7	543.1	290.1
Outdoor	76.9	32.6	187.8	103.2
Local Group	272.0	163.3	730.9	393.3
Corporate	(58.7)	(34.8)	(153.3)	(98.0)
Residual costs	(26.3)	(35.9)	(78.8)	(107.8)
Eliminations	.8	(4.1)	2.4	(2.9)
Adjusted OIBDA	667.4	569.3	1,598.9	1,216.1
Other discrete items (a)	90.2	28.0	90.2	28.0
Impairment charges	—	(31.7)	—	(31.7)
Restructuring charges	(7.2)	—	(66.0)	(9.6)
Total OIBDA	$750.4	$565.6	$1,623.1	$1,202.8

		Three Months Ended September 30,	Nine Months Ended September 30,
Adjusted Operating Income (Loss)	2010	2009	2010	2009
Entertainment	$237.2	$280.3	$521.9	$552.4
Cable Networks	165.0	122.0	383.9	290.4
Publishing	29.5	26.6	46.7	32.8
Content Group	431.7	428.9	952.5	875.6
Local Broadcasting	170.5	107.5	469.7	223.0
Outdoor	15.5	(34.9)	(1.7)	(94.6)
Local Group	186.0	72.6	468.0	128.4
Corporate	(64.0)	(39.6)	(168.7)	(112.1)
Residual costs	(26.3)	(35.9)	(78.8)	(107.8)
Eliminations	.8	(4.1)	2.4	(2.9)
Adjusted Operating Income	528.2	421.9	1,175.4	781.2
Other discrete items (a)	90.2	28.0	90.2	28.0
Impairment charges	—	(31.7)	—	(31.7)
Restructuring charges	(7.2)	—	(66.0)	(9.6)
Total Operating Income	$611.2	$418.2	$1,199.6	$767.9

a)   See reconciliations at the end of this earnings release for descriptions of the components of other discrete items.

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Films and CBS Interactive)

Entertainment revenues for the third quarter of 2010 decreased 12% to $1.62 billion from $1.83 billion for the same prior-year period, due to the absence of first-cycle domestic syndication sales of five major titles, Medium, Criminal Minds, Ghost Whisperer, Everybody Hates Chris and Numb3rs, in the third quarter of 2009.  Network advertising revenues grew 7% and CBS Interactive display advertising revenues grew 17% in the third quarter of 2010.

Entertainment adjusted OIBDA for the third quarter of 2010 decreased 14% to $277.9 million from $324.5 million reflecting lower profits from syndication sales partially offset by higher advertising revenues.  Adjusted OIBDA excludes restructuring charges of $.4 million for the third quarter of 2010.

Cable Networks (Showtime Networks, Smithsonian Networks and CBS College Sports Network)

Cable Networks revenues for the third quarter of 2010 increased 12% to $370.0 million from $331.1 million for the same prior-year period driven by rate increases and growth in subscriptions at both Showtime Networks and CBS College Sports Network.  Showtime Networks (which includes Showtime, The Movie Channel and Flix) subscriptions totaled 64.9 million as of September 30, 2010, up by 4.3 million, or 7%, from the same time last year, principally reflecting increased direct broadcast satellite and telephone company subscriptions.  CBS College Sports Network subscriptions of 36.4 million were up by 4.9 million, or 16%, resulting from increased carriage across all platforms as well as the launch of CBS College Sports Network on additional multi-system operators.

Cable Networks adjusted OIBDA for the third quarter of 2010 increased 33% to $170.5 million from $127.9 million, primarily due to the revenue growth and lower programming costs.  The adjusted OIBDA margin of 46% for the third quarter of 2010 increased by seven percentage points from the same prior-year period.  Adjusted OIBDA for the third quarter of 2010 excludes restructuring charges of $3.1 million.

Publishing (Simon & Schuster)

Publishing revenues for the third quarter of 2010 decreased 6% to $217.7 million from $230.4 million for the same prior-year period.  Best-selling titles in the third quarter of 2010 included The Power by Rhonda Byrne and Obama’s Wars by Bob Woodward.

Publishing adjusted OIBDA for the third quarter of 2010 increased 10% to $31.2 million from $28.4 million, reflecting the impact of cost containment measures, lower royalty expenses and lower production costs from a change in the mix of titles.  Adjusted OIBDA excludes restructuring charges of $.1 million for the third quarter of 2010.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the third quarter of 2010 increased 15% to $677.3 million from $589.8 million for the same prior-year period, primarily driven by growth in advertising sales.  CBS Television Stations advertising revenues increased 25% reflecting the improved advertising marketplace across many key categories, including automotive and financial services, and higher political advertising sales.  CBS Radio advertising revenues increased 9%, also reflecting the improved advertising marketplace.

Local Broadcasting OIBDA for the third quarter of 2010 increased 49% to $195.1 million from adjusted OIBDA of $130.7 million for the same prior-year period, primarily due to the revenue growth.  The OIBDA margin of 29% for the third quarter of 2010 increased by seven percentage points from last year’s third quarter adjusted OIBDA margin.  Adjusted OIBDA excludes a third quarter 2009 impairment charge of $31.7 million related to the disposition of radio stations.

Outdoor (CBS Outdoor)

Outdoor revenues for the third quarter of 2010 increased 8% to $459.7 million from $424.9 million for the same prior-year period reflecting continued improvement in the Outdoor advertising marketplace, partially offset by the unfavorable impact of foreign exchange rate changes.  In constant dollars, Outdoor revenues increased 10% from the third quarter of 2009.  Americas revenues (comprising North and South America) for the third quarter of 2010 increased 15% in constant dollars from the same period last year, driven by growth in the U.S. billboards and displays businesses.  In constant dollars, Europe revenues increased slightly, with particular strength in the United Kingdom.

Outdoor adjusted OIBDA for the third quarter of 2010 more than doubled to $76.9 million from OIBDA of $32.6 million for the same prior-year period due to the revenue growth and the impact of cost containment measures.  Adjusted OIBDA excludes restructuring charges of $3.6 million for the third quarter of 2010.

Corporate

Corporate expenses before depreciation expense increased $23.9 million to $58.7 million for the third quarter of 2010 from $34.8 million for the same quarter last year primarily due to the absence of the third quarter 2009 favorable impact from the termination of a real estate lease agreement and higher incentive compensation accruals.

Residual Costs

Residual costs include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  Adjusted residual costs decreased $9.6 million to $26.3 million for the third quarter of 2010 from $35.9 million for the same quarter last year, primarily due to a lower discount rate and pension plan asset performance in 2009.  Adjusted residual costs exclude settlements of $90.2 million and $28.0 million in the third quarter of 2010 and 2009, respectively, related to the favorable resolutions of certain disputes regarding previously disposed businesses.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW — a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films), and sustainable media (EcoMedia).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements
This news release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks.  The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

Andrea Prochniak
Vice President, Corporate Communications
(212) 975-1942
andrea.prochniak@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$3,297.5	$3,350.0	$10,159.4	$9,516.2

Operating income	611.2	418.2	1,199.6	767.9

Interest expense	(127.8)	(135.4)	(399.4)	(402.5)
Interest income	1.4	1.6	3.6	4.3
Loss on early extinguishment of debt	—	—	(37.9)	(29.8)
Other items, net	24.0	15.0	(2.7)	(.4)
Earnings before income taxes	508.8	299.4	763.2	339.5

Provision for income taxes	(178.6)	(79.7)	(291.3)	(145.4)
Equity in loss of investee companies, net of tax	(12.9)	(12.1)	(30.7)	(26.4)
Net earnings	$317.3	$207.6	$441.2	$167.7

Basic net earnings per common share	$.47	$.31	$.65	$.25

Diluted net earnings per common share	$.46	$.30	$.64	$.25

Weighted average number of common shares outstanding
Basic	679.5	674.8	678.3	673.2
Diluted	694.3	685.1	693.3	680.5

Dividends per common share	$.05	$.05	$.15	$.15

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At	At
	September 30, 2010	December 31, 2009

Assets

Cash and cash equivalents	$1,072.0	$716.7
Receivables, net	3,035.5	2,900.2
Programming and other inventory	552.3	1,085.0
Prepaid expenses and other current assets	1,018.9	935.0
Total current assets	5,678.7	5,636.9
Property and equipment	5,031.0	4,998.0
Less accumulated depreciation and amortization	2,349.2	2,139.3
Net property and equipment	2,681.8	2,858.7
Programming and other inventory	1,394.4	1,464.2
Goodwill	8,520.0	8,667.5
Intangible assets	6,652.2	6,753.7
Other assets	1,561.5	1,581.0
Total Assets	$26,488.6	$26,962.0

Liabilities and Stockholders’ Equity

Accounts payable	$397.4	$436.4
Participants’ share and royalties payable	957.9	955.0
Program rights	622.4	729.2
Current portion of long-term debt	570.5	443.6
Accrued expenses and other current liabilities	2,092.8	2,182.3
Total current liabilities	4,641.0	4,746.5
Long-term debt	5,966.7	6,553.3
Other liabilities	6,353.9	6,642.8
Stockholders’ equity	9,527.0	9,019.4
Total Liabilities and Stockholders’ Equity	$26,488.6	$26,962.0

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

		Nine Months Ended
		September 30,
	2010	2009

Operating Activities:
Net earnings	$441.2	$167.7
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	423.5	434.9
Impairment charges	—	31.7
Stock-based compensation	106.7	108.2
Loss on early extinguishment of debt	37.9	29.8
Equity in loss of investee companies, net of tax and distributions	30.9	28.1
Decrease to accounts receivable securitization program	—	(150.0)
Change in assets and liabilities, net of effects of acquisitions	533.8	(82.5)
Net cash flow provided by operating activities	1,574.0	567.9
Investing Activities:
Acquisitions, net of cash acquired	(9.2)	(11.8)
Capital expenditures	(163.1)	(185.5)
Investments in and advances to investee companies	(44.9)	(24.5)
Purchases of marketable securities	—	(35.6)
Proceeds from dispositions	17.6	72.4
Other investing activities	(.2)	(.5)
Net cash flow used for investing activities	(199.8)	(185.5)
Financing Activities:
Repayments to banks, including commercial paper, net	—	(2.3)
Proceeds from issuance of notes	499.7	974.4
Repayment of notes and debentures	(978.8)	(1,007.5)
Payment of capital lease obligations	(12.2)	(11.6)
Dividends	(107.7)	(263.5)
Purchase of Company common stock	(36.9)	(18.7)
Proceeds from exercise of stock options	4.0	—
Excess tax benefit from stock-based compensation	13.4	1.1
Decrease to accounts receivable securitization program	(400.0)	—
Other financing activities	(.4)	—
Net cash flow used for financing activities	(1,018.9)	(328.1)
Net increase in cash and cash equivalents	355.3	54.3
Cash and cash equivalents at beginning of period	716.7	419.5
Cash and cash equivalents at end of period	$1,072.0	$473.8

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Adjusted Operating Income (Loss) Before Depreciation and Amortization and Adjusted Operating Income (Loss)

The following tables set forth the Company’s adjusted Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and adjusted Operating Income (Loss) for the three and nine months ended September 30, 2010 and 2009.  The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in loss of investee companies, net of tax; Provision for income taxes; Other items, net; Loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “Adjusted OIBDA” as OIBDA before impairment and restructuring charges, and the settlements of certain disputes regarding previously disposed businesses and “Adjusted Operating Income” as Operating Income before impairment and restructuring charges, and settlements of certain disputes regarding previously disposed businesses.

The Company uses Adjusted OIBDA and Adjusted Operating Income, as well as Adjusted OIBDA and Adjusted Operating Income margins, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and these measures are among the primary measures used by management for planning and forecasting of future periods.  These measures are important indicators of the Company’s operational strength and performance of its business because they provide a link between profitability and operating cash flow.  The Company believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Adjusted OIBDA and Adjusted Operating Income are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As Adjusted OIBDA and Adjusted Operating Income exclude certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of Adjusted OIBDA and Adjusted Operating Income to net earnings (loss) for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Three Months Ended September 30, 2010
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Other Discrete Items	Impairment Charges	Restructuring Charges	Operating Income (Loss)
Entertainment	$277.9	$(40.7)	$237.2	$—	$—	$(.4)	$236.8
Cable Networks	170.5	(5.5)	165.0	—	—	(3.1)	161.9
Publishing	31.2	(1.7)	29.5	—	—	(.1)	29.4
Content Group	479.6	(47.9)	431.7	—	—	(3.6)	428.1
Local Broadcasting	195.1	(24.6)	170.5	—	—	—	170.5
Outdoor	76.9	(61.4)	15.5	—	—	(3.6)	11.9
Local Group	272.0	(86.0)	186.0	—	—	(3.6)	182.4
Corporate	(58.7)	(5.3)	(64.0)	—	—	—	(64.0)
Residual costs	(26.3)	—	(26.3)	90.2	—	—	63.9
Eliminations	.8	—	.8	—	—	—	.8
Total	$667.4	$(139.2)	$528.2	$90.2	$—	$(7.2)	$611.2

Three Months Ended September 30, 2009
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Other Discrete Items	Impairment Charges	Restructuring Charges	Operating Income (Loss)
Entertainment	$324.5	$(44.2)	$280.3	$—	$—	$—	$280.3
Cable Networks	127.9	(5.9)	122.0	—	—	—	122.0
Publishing	28.4	(1.8)	26.6	—	—	—	26.6
Content Group	480.8	(51.9)	428.9	—	—	—	428.9
Local Broadcasting	130.7	(23.2)	107.5	—	(31.7)	—	75.8
Outdoor	32.6	(67.5)	(34.9)	—	—	—	(34.9)
Local Group	163.3	(90.7)	72.6	—	(31.7)	—	40.9
Corporate	(34.8)	(4.8)	(39.6)	—	—	—	(39.6)
Residual costs	(35.9)	—	(35.9)	28.0	—	—	(7.9)
Eliminations	(4.1)	—	(4.1)	—	—	—	(4.1)
Total	$569.3	$(147.4)	$421.9	$28.0	$(31.7)	$—	$418.2

	Three Months Ended September 30,
	2010	2009
Adjusted OIBDA	$667.4	$569.3
Other discrete items	90.2	28.0
Impairment charges	—	(31.7)
Restructuring charges	(7.2)	—
Total OIBDA	750.4	565.6
Depreciation and amortization	(139.2)	(147.4)
Operating income	611.2	418.2
Interest expense	(127.8)	(135.4)
Interest income	1.4	1.6
Other items, net	24.0	15.0
Earnings before income taxes	508.8	299.4
Provision for income taxes	(178.6)	(79.7)
Equity in loss of investee companies, net of tax	(12.9)	(12.1)
Net earnings	$317.3	$207.6

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Nine Months Ended September 30, 2010
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Other Discrete Items	Impairment Charges	Restructuring Charges	Operating Income (Loss)
Entertainment	$645.3	$(123.4)	$521.9	$—	$—	$(10.8)	$511.1
Cable Networks	400.7	(16.8)	383.9	—	—	(3.1)	380.8
Publishing	51.7	(5.0)	46.7	—	—	(1.8)	44.9
Content Group	1,097.7	(145.2)	952.5	—	—	(15.7)	936.8
Local Broadcasting	543.1	(73.4)	469.7	—	—	(25.2)	444.5
Outdoor	187.8	(189.5)	(1.7)	—	—	(25.1)	(26.8)
Local Group	730.9	(262.9)	468.0	—	—	(50.3)	417.7
Corporate	(153.3)	(15.4)	(168.7)	—	—	—	(168.7)
Residual costs	(78.8)	—	(78.8)	90.2	—	—	11.4
Eliminations	2.4	—	2.4	—	—	—	2.4
Total	$1,598.9	$(423.5)	$1,175.4	$90.2	$—	$(66.0)	$1,199.6

Nine Months Ended September 30, 2009
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Other Discrete Items	Impairment Charges	Restructuring Charges	Operating Income (Loss)
Entertainment	$684.5	$(132.1)	$552.4	$—	$—	$.6	$553.0
Cable Networks	308.2	(17.8)	290.4	—	—	—	290.4
Publishing	38.8	(6.0)	32.8	—	—	(2.2)	30.6
Content Group	1,031.5	(155.9)	875.6	—	—	(1.6)	874.0
Local Broadcasting	290.1	(67.1)	223.0	—	(31.7)	(4.7)	186.6
Outdoor	103.2	(197.8)	(94.6)	—	—	(3.3)	(97.9)
Local Group	393.3	(264.9)	128.4	—	(31.7)	(8.0)	88.7
Corporate	(98.0)	(14.1)	(112.1)	—	—	—	(112.1)
Residual costs	(107.8)	—	(107.8)	28.0	—	—	(79.8)
Eliminations	(2.9)	—	(2.9)	—	—	—	(2.9)
Total	$1,216.1	$(434.9)	$781.2	$28.0	$(31.7)	$(9.6)	$767.9

	Nine Months Ended September 30,
	2010	2009
Adjusted OIBDA	$1,598.9	$1,216.1
Other discrete items	90.2	28.0
Impairment charges	—	(31.7)
Restructuring charges	(66.0)	(9.6)
Total OIBDA	1,623.1	1,202.8
Depreciation and amortization	(423.5)	(434.9)
Operating income	1,199.6	767.9
Interest expense	(399.4)	(402.5)
Interest income	3.6	4.3
Loss on early extinguishment of debt	(37.9)	(29.8)
Other items, net	(2.7)	(.4)
Earnings before income taxes	763.2	339.5
Provision for income taxes	(291.3)	(145.4)
Equity in loss of investee companies, net of tax	(30.7)	(26.4)
Net earnings	$441.2	$167.7

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities before increases and decreases to the accounts receivable securitization program and less capital expenditures.  The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

The Company’s calculation of free cash flow for 2009 does not include increases and decreases to the accounts receivable securitization program because the Company does not consider the cash flow from this program to be indicative of the cash generated by the underlying operating performance of the Company.  Accordingly, the Company considers its decision to increase or decrease its accounts receivable securitization program a financing decision.  In 2010, as a result of the adoption of amended Financial Accounting Standards Board guidance on accounting for transfers of financial assets, increases and decreases to the accounts receivable securitization program are reflected as financing activities on the Consolidated Statement of Cash Flows.  Under the previous guidance these changes were reflected as operating activities.  Also, the Company’s calculation of free cash flow includes capital expenditures since investment in capital expenditures is a use of cash that is directly related to the Company’s operations.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management.  Free cash flow is one of several components of incentive compensation targets for certain management personnel.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow as a measure of liquidity has certain limitations, and does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash flow provided by operating activities	$323.0	$172.6	$1,574.0	$567.9
Exclude: (Increase) decrease to accounts receivable securitization program	—	(150.0)	—	150.0
Capital expenditures	(63.4)	(46.2)	(163.1)	(185.5)
Free cash flow	$259.6	$(23.6)	$1,410.9	$532.4

The following table presents a summary of the Company’s cash flows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash flow provided by operating activities	$323.0	$172.6	$1,574.0	$567.9
Net cash flow (used for) provided by investing activities	$(52.5)	$.3	$(199.8)	$(185.5)
Net cash flow used for financing activities	$(36.6)	$(40.6)	$(1,018.9)	$(328.1)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

2010 and 2009 Adjusted Results

The following tables reconcile financial measures excluding impairment charges, restructuring charges and other discrete items to the reported measures included in this earnings release.  The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and provides a clearer perspective on the current underlying performance of the Company, and adjusting each period’s results on the same basis makes it easier to compare the Company’s year-over-year results.

	Three Months Ended September 30, 2010
	2010 Reported	Restructuring Charges(a)	Other Discrete Items (b)	Tax Items(c)	2010 Adjusted
Revenues	$3,297.5	$—	$—	$—	$3,297.5
OIBDA	750.4	7.2	(90.2)	—	667.4
OIBDA margin	22.8%				20.2%

Operating income	611.2	7.2	(90.2)	—	528.2
Interest expense	(127.8)	—	—	—	(127.8)
Interest income	1.4	—	—	—	1.4
Other items, net	24.0	—	(7.6)	—	16.4
Earnings before income taxes	508.8	7.2	(97.8)	—	418.2
Provision for income taxes	(178.6)	(2.8)	39.5	(18.2)	(160.1)
Effective income tax rate	35.1%				38.3%

Equity in loss of investee companies, net of tax	(12.9)	—	—	—	(12.9)
Net earnings	$317.3	$4.4	$(58.3)	$(18.2)	$245.2
Diluted EPS	$.46	$.01	$(.08)	$(.03)	$.35
Diluted weighted average number of common shares outstanding	694.3				694.3

	Three Months Ended September 30, 2009
	2009 Reported	Impairment Charges(d)	Other Discrete Items(e)	Tax Items(c)	2009 Adjusted
Revenues	$3,350.0	$—	$—	$—	$3,350.0
OIBDA	565.6	31.7	(28.0)	—	569.3
OIBDA margin	16.9%				17.0%

Operating income	418.2	31.7	(28.0)	—	421.9
Interest expense	(135.4)	—	—	—	(135.4)
Interest income	1.6	—	—	—	1.6
Other items, net	15.0	—	—	—	15.0
Earnings before income taxes	299.4	31.7	(28.0)	—	303.1
Provision for income taxes	(79.7)	(8.6)	11.2	(41.6)	(118.7)
Effective income tax rate	26.6%				39.2%

Equity in loss of investee companies, net of tax	(12.1)	—	—	—	(12.1)
Net earnings	$207.6	$23.1	$(16.8)	$(41.6)	$172.3
Diluted EPS	$.30	$.03	$(.02)	$(.06)	$.25
Diluted weighted average number of common shares outstanding	685.1				685.1

a)               Restructuring charges at Entertainment, Cable Networks, Publishing, and Outdoor primarily reflecting severance costs associated with the elimination of positions, contract terminations and costs associated with exiting an operating facility.

b)              Reflects a settlement of $90.2 million from the favorable resolution of certain disputes regarding previously disposed businesses and a gain of $7.6 million on the divestiture of the Company’s television station in Norfolk, Virginia.

c)               Primarily reflects tax benefits resulting from the settlements of income tax audits.

d)              Reflects a non-cash impairment charge related to the disposition of radio stations.

e)               Reflects a settlement from the favorable resolution of certain disputes regarding a previously disposed business.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

	Nine Months Ended September 30, 2010
	2010 Reported	Restructuring Charges(a)	Other Discrete Items(b)	Tax Items (c)	2010 Adjusted
Revenues	$10,159.4	$—	$—	$—	$10,159.4
OIBDA	1,623.1	66.0	(90.2)	—	1,598.9
OIBDA margin	16.0%				15.7%

Operating income	1,199.6	66.0	(90.2)	—	1,175.4
Interest expense	(399.4)	—	—	—	(399.4)
Interest income	3.6	—	—	—	3.6
Loss on early extinguishment of debt	(37.9)	—	37.9	—	—
Other items, net	(2.7)	—	(7.6)	—	(10.3)
Earnings before income taxes	763.2	66.0	(59.9)	—	769.3
Provision for income taxes	(291.3)	(26.0)	24.3	7.7	(285.3)
Effective income tax rate	38.2%				37.1%

Equity in loss of investee companies, net of tax	(30.7)	—	—	—	(30.7)
Net earnings	$441.2	$40.0	$(35.6)	$7.7	$453.3
Diluted EPS	$.64	$.06	$(.05)	$.01	$.65
Diluted weighted average number of common shares outstanding	693.3				693.3

	Nine Months Ended September 30, 2009
	2009 Reported	Restructuring Charges(d)	Impairment Charges(e)	Other Discrete Items(f)	Tax Items (g)	2009 Adjusted
Revenues	$9,516.2	$—	$—	$—	$—	$9,516.2
OIBDA	1,202.8	9.6	31.7	(28.0)	—	1,216.1
OIBDA margin	12.6%					12.8%

Operating income	767.9	9.6	31.7	(28.0)	—	781.2
Interest expense	(402.5)	—	—	—	—	(402.5)
Interest income	4.3	—	—	—	—	4.3
Loss on early extinguishment of debt	(29.8)	—	—	29.8	—	—
Other items, net	(.4)	—	—	—	—	(.4)
Earnings before income taxes	339.5	9.6	31.7	1.8	—	382.6
Provision for income taxes	(145.4)	(3.9)	(8.6)	(.4)	(3.1)	(161.4)
Effective income tax rate	42.8%					42.2%

Equity in loss of investee companies, net of tax	(26.4)	—	—	—	—	(26.4)
Net earnings	$167.7	$5.7	$23.1	$1.4	$(3.1)	$194.8
Diluted EPS	$.25	$.01	$.03	$—	$—	$.29
Diluted weighted average number of common shares outstanding	680.5					680.5

a)               Restructuring charges at Entertainment, Cable Networks, Publishing, Local Broadcasting and Outdoor primarily reflecting severance costs associated with the elimination of positions, contract terminations and costs associated with exiting an operating facility.

b)              Reflects a settlement of $90.2 million from the favorable resolution of certain disputes regarding previously disposed businesses, a pre-tax loss on early extinguishment of debt of $37.9 million and a gain of $7.6 million on the divestiture of the Company’s television station in Norfolk, Virginia.

c)               Comprising a $62.2 million reduction of deferred tax assets associated with the 2010 Patient Protection and Affordable Care Act, partially offset by a $26.4 million reversal of previously established deferred tax liabilities and a $28.1 million tax benefit from the settlements of income tax audits.

d)              Restructuring charges principally at Publishing, Local Broadcasting and Outdoor primarily reflecting severance costs associated with the elimination of positions and contract terminations.

e)               Reflects a non-cash impairment charge related to the disposition of radio stations.

f)                Reflects a settlement of $28.0 million from the favorable resolution of certain disputes regarding a previously disposed business and a pre-tax loss on early extinguishment of debt of $29.8 million.

g)              Reflects tax benefits of $45.4 million resulting from the settlements of income tax audits, partially offset by a charge to income tax expense of $42.3 million for the reduction of deferred tax assets associated with stock-based compensation.